                                                                   EXHIBIT 10.5


                             [HOMESTORE LETTERHEAD]

Michael R. Douglas
September 30, 2002
Page 3


                             [HOMESTORE LETTERHEAD]


September 30, 2002


Michael R. Douglas
17815 St. Lucia Isle Drive
Tampa, FL 33647


Dear Mike:

On behalf of Homestore, Inc., it is with great pleasure that I extend to you our offer of employment. The specifics of this offer are as follows:


JOB TITLE:               Executive Vice President, General Counsel and Secretary

START DATE:              October 7, 2002

ANNUAL SALARY:           $325,000

MAXIMUM BONUS (TARGET)   $325,000

MAXIMUM BONUS (ABOVE     $325,000

PLAN ACHIEVEMENT)

STOCK OPTIONS:           A stock option grant of 1,200,000 options, with grant
                         date and vesting schedules as described below

VACATION:                Four Weeks (20 days) per anniversary year

EMPLOYMENT STATUS:       Exempt, Regular-Full Time Employee

You will be eligible for an annual bonus with a "target" bonus of 100 percent of your annual base salary, subject to achievement of certain goals and objectives, with the ability to earn a bonus of up to 200 percent of your annual base salary, subject to exceeding such goals and objectives. Your "target bonus" is defined as 100% of your annual base salary as of the date hereof, which is $325,000.00. With respect to 2002, the amount of any bonus earned will be prorated based on the portion of the year remaining on your start date.

Upon commencement of your employment and subject to Board of Directors approval, you will receive a grant of 1,200,000 stock options in Homestore, Inc. The Board, at their next scheduled meeting following your date of hire, will set the option price at the then current market price. The options will vest according to a schedule whereby 200,000 options vest on your start date and 1,000,000 options vest 1/48th of the shares per month on the first day of each month beginning with October 1, 2002. Options expire 10 years after the grant date or one year after termination, whichever comes earlier.

You will be reimbursed for your reasonable expenses incurred on behalf of Homestore upon providing appropriate documentation in accordance with Homestore policies, which expenses will include air travel

Michael R. Douglas
September 30, 2002
Page 2


and other transportation expenses, hotel accommodations, and telecommunications expenses (including fixed, mobile and Internet connections).

You will be reimbursed for reasonable expenses associated with your relocation to Westlake Village according to the Homestore Relocation Policy. The Company is very interested in facilitating your timely relocation and settling you and your wife in a permanent residence in Westlake Village. Accordingly, the Company agrees to reimburse you for a loss on the sale of your Tampa residence up to $100,000. All taxable benefits and payments to you pursuant to this paragraph will include federal and state taxes and tax gross-up amounts in an amount necessary to place you in the same after-tax position as you would have been had no such taxes been imposed.

In view of exigent business circumstances and in order to allow you to immediately commence employment with the Company and delay the need for your immediate, permanent relocation to Westlake Village, the Company will provide you with an interim living expense allowance of $5000 per month for up to 12 months from the date of this agreement. Such interim living expense payments will cease 30 days after your permanent relocation to Westlake Village. To the extent payments pursuant to this paragraph are taxable to you, such payments shall include federal and state taxes and tax gross-up amounts in an amount necessary to place you in the same after-tax position as you would have been had no such taxes been imposed.

If you accept this offer of employment, you will be scheduled for a new employee orientation session during your first month of employment to introduce you to Homestore employee benefits and policies.

As a regular, full-time employee, you will be eligible for the group health, disability and life insurance and other fringe benefits that are made available by Homestore to other similarly situated employees pursuant to the terms and conditions set forth in the applicable benefit plans and policies. Further details will be discussed with and provided to you on your first day of employment.

On your first day of work, new hire documents will be completed to assure that there is no delay in the processing of your paycheck. In accordance with federal law, you will be required to provide documentation to Human Resources within 72 hours of your commencement of employment verifying your employment eligibility. Additionally, you will be required to sign Homestore's Confidentiality Agreement (a copy of which is attached to this letter).

We are very pleased to extend this offer to you. I join the rest of the Homestore team in looking forward to working with you, and know that our success will be even greater with you aboard.

Accompanying this letter is an Executive Retention and Severance Agreement. Please indicate your acceptance of this offer by signing and returning the Executive Retention and Severance Agreement and the original letter to me.


Sincerely,

/s/ W. Michael Long

W. Michael Long
Chief Executive Officer


I HAVE READ AND UNDERSTAND THE TERMS OF THIS OFFER AND CONSENT TO ALL OF THE TERMS AND PROVISIONS CONTAINED HEREIN.



NAME /S/ MICHAEL DOUGLAS                     DATE SEPTEMBER 30, 2002
     ------------------------------               ------------------------------
     MICHAEL DOUGLAS